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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE
                        VAN BUREN, ARKANSAS JULY 17, 2003

USA Truck, Inc. (NASDAQ NMS: USAK) today announced operating revenues, before fuel surcharge, of $72,265,273 for the quarter ended June 30, 2003, an increase of 4.8% from $68,924,995 for the same quarter of 2002. Net income increased 153.8% to $1,853,054 for the second quarter of 2003, compared to net income of $730,149 for the same quarter of 2002. Diluted earnings per share for the quarter ended June 30, 2003 increased 150.0% to $0.20 compared to $0.08 for the same quarter of 2002.

For the six months ended June 30, 2003, operating revenues, before fuel surcharge, increased 5.7% to $137,979,387, from $130,570,440 for the same period of 2002. Earnings decreased 12.3% to $704,751 for the six months ended June 30, 2003, compared to $804,002 for the same period of 2002. Diluted earnings per share for the six months ended June 30, 2003 decreased 12.3% to $.08 from $.09 for the same period of 2002.

The following table summarizes the earnings information of the Company:

                                                         Quarter Ended                     Six Months Ended
                                                           June 30,                            June 30,
                                              --------------------------------      --------------------------------
                                                  2003                2002               2003               2002
                                              -------------      -------------      -------------      -------------
REVENUE:
    Revenue, before fuel surcharge            $  72,265,273      $  68,924,995      $ 137,979,387      $ 130,570,440
    Fuel surcharge                                3,131,247          1,067,865          6,803,647          1,264,575
                                              -------------      -------------      -------------      -------------
      Total revenues                             75,396,520         69,992,860        144,783,034        131,835,015

OPERATING EXPENSES AND COSTS:
    Salaries, wages and employee benefits        27,141,915         27,195,500         52,959,950         53,871,488
    Fuel and fuel taxes                          13,821,371         11,814,124         29,212,385         22,529,475
    Purchased transportation                      6,556,543          7,363,717         12,090,729         11,478,547
    Depreciation and amortization                 7,498,621          6,798,107         14,948,671         13,420,889
    Operations and maintenance                    6,181,556          5,655,077         11,921,303         10,930,497
    Insurance and claims                          4,893,756          4,169,637         10,295,825          7,852,754
    Operating taxes and licenses                  1,177,163          1,098,147          2,207,945          2,118,256
    Communications and utilities                    746,611            690,494          1,423,524          1,387,417
    Other                                         3,402,227          2,513,453          6,292,839          4,584,580
                                              -------------      -------------      -------------      -------------
                                                 71,419,763         67,298,256        141,353,171        128,173,903
                                              -------------      -------------      -------------      -------------
OPERATING INCOME                                  3,976,757          2,694,604          3,429,863          3,661,112
OTHER EXPENSES (INCOME):
    Interest expense                                598,523            754,361          1,288,327          1,583,890
    Gain on disposal of assets                     (376,976)           (15,969)          (381,193)           (10,328)
    Other, net                                       40,262            (63,156)            52,893            (53,725)
                                              -------------      -------------      -------------      -------------
                                                    261,809            675,236            960,027          1,519,837
                                              -------------      -------------      -------------      -------------
INCOME BEFORE INCOME TAXES                        3,714,948          2,019,368          2,469,836          2,141,275
INCOME TAX EXPENSE                                1,861,894          1,289,219          1,765,085          1,337,273
                                              -------------      -------------      -------------      -------------

NET INCOME                                    $   1,853,054      $     730,149      $     704,751      $     804,002
                                              =============      =============      =============      =============

PER SHARE INFORMATION:
    Average shares outstanding (Basic)            9,326,899          9,313,158          9,322,583          9,292,138
                                              =============      =============      =============      =============
    Basic net income per share                $        0.20      $        0.08      $        0.08      $        0.09
                                              =============      =============      =============      =============

    Average shares outstanding (Diluted)          9,351,853          9,363,262          9,344,222          9,342,242
                                              =============      =============      =============      =============
    Diluted net income per share              $        0.20      $        0.08      $        0.08      $        0.09
                                              =============      =============      =============      =============

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Key Operating Statistics:

                                              Quarter Ended                   Six Months Ended
                                                 June 30,                         June 30,
                                       ----------------------------      ----------------------------
                                          2003             2002             2003             2002
                                       -----------      -----------      -----------     ------------
Total miles (loaded & empty)            58,273,375       57,046,238      112,392,972      110,135,435

Empty mile factor                             9.24%            9.17%            9.20%            9.66%

Revenue per mile*                      $     1.240      $     1.208      $     1.228     $      1.186

Average number of tractors                   1,896            1,883            1,897            1,839

Miles per tractor                           30,735           30,295           59,243           59,889

Average miles per tractor per week           2,439            2,367            2,351            2,358

Miles per trip                                 860              864              856              857

Number of shipments                         70,644           64,177          135,926          122,548

Operating ratio**                             94.5%            96.1%            97.5%            97.2%

     * Revenue per mile as reported above is based upon revenue, before fuel surcharge.

     ** Operating ratio as reported above is based upon total operating expenses, before fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the quarter ended June 30, 2003 to the quarter ended June 30, 2002, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

         Freight volumes have generally improved during the second quarter resulting in improved tractor utilization. However, that volume was inconsistent among the various geographic regions of the country, which caused an up-tick in empty miles in the second quarter as we re-positioned equipment between those regions. It is unclear whether the improving freight volumes are a product of an overall increase in shipper demand or reduced capacity in the truckload industry. Regardless of the volume's source, it set the stage for the firming of rates, to which our increased revenue per mile attests.

         We continue to see margin improvements through our ongoing campaign to address the cost side of our business, most notably in the area of wages where several years of effort to reign in driver pay are now paying dividends. Fuel prices have also been relatively stable within ranges where our fuel surcharge has been sufficient to offset most of the additional costs brought about by fuel prices lingering above historical averages.

         While margins are improving, there are still a few cost areas we are addressing. First, revenue equipment depreciation is up because of the extended lives and lower residual values on a large portion of our tractor fleet resulting from the recent depression in the used equipment markets. We have begun trading those older tractors for new ones and are seeing early signs of recovery in those markets as evidenced by our improved gains on disposal of property and equipment. However, returning the fleet to its historical average age will take several quarters during which depreciation will remain higher than normal, as will maintenance costs. Second, we have seen tightening in the driver markets despite the high national unemployment rates. Increased competition for drivers, coupled with increased driver turnover due to inconsistent tractor utilization, has resulted in an increase in recruiting costs, though our tractor fleet was almost fully manned during the second quarter.

         Freight volumes are slowly improving, as are our other fundamental operating factors. Overall, we are pleased to have posted our strongest earnings per share quarter since the fourth quarter of 1999, but we are not yet satisfied and will continue to work on our operating margins.

By agreement with its customers, and consistent with industry practice, the Company adds a surcharge to its rates as diesel fuel prices increase above an industry-standard baseline price per gallon. Because fuel prices are volatile, management believes that presenting operating statistics calculated on the basis of total revenue, including the fuel surcharge, could provide a distorted picture of the Company's operating performance, particularly when comparing results for current and prior periods. Therefore, the fuel surcharge is excluded from revenue and, instead, taken as a credit against expense when calculating the operating ratio in the Key Operating Statistics table above. The surcharge is also excluded from revenue for purposes of calculating revenue per mile in that table. Revenue data, on both a total basis and excluding the fuel surcharge, is included in the earnings information table above.

This press release contains forward-looking statements and information that are based on management's current beliefs and expectations and assumptions made by it based upon information currently available. Forward-looking statements include statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "may", "believe", "expect", "intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within the Company's control and that have a direct bearing on operating results are increases in diesel prices, adverse weather conditions and the impact of increased rate competition. The Company's results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as the Company's utilization rates are directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted the Company's operating results and its ability to grow, and will continue to do so. Results for any specific period may also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims.

USA Truck is a medium haul, common and contract carrier specializing in truckload quantities of general commodities. The Company operates in the 48 contiguous United States and the Canadian provinces of Ontario and Quebec and in Mexico through the gateway city of Laredo, Texas. The Company also provides third-party logistics services.

                                      -- --

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633